UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    Plains Exploration & Production Company

(Name of Registrant as Specified In Its Charter)

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PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

March 31, 2011

Dear PXP Stockholder:

You are cordially invited to our Annual Stockholders’ Meeting on Thursday, May 5, 2011, at 9:30 a.m., Central Daylight Time. The meeting will be held in the Whitney Room of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010.

At the annual meeting you will be asked to elect eight directors to our board of directors, to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2011 fiscal year, to approve, by non-binding vote, our executive compensation and to recommend, by non-binding vote, the frequency of executive compensation votes.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2010 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

James C. Flores Chairman of the Board, President and Chief Executive Officer

PXP

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2011

To the Stockholders of Plains Exploration & Production Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Plains Exploration & Production Company will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010, in the Whitney Room, on May 5, 2011 at 9:30 a.m., Central Daylight Time, for the following purposes:

1.	to elect eight nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011;

3.	to approve, by non-binding vote, our executive compensation;

4.	to recommend, by non-binding vote, the frequency of executive compensation votes; and

5.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

PXP knows of no other matters to come before the annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at PXP’s offices in Houston, Texas during normal business hours by any holder of PXP common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any PXP stockholder may inspect it for any purpose relevant to the annual meeting.

By Order of the Board of Directors,

John F. Wombwell Executive Vice President, General Counsel and Secretary

Houston, Texas

March 31, 2011

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

PROXY STATEMENT

ABOUT THE 2011 ANNUAL MEETING

This proxy statement and accompanying proxy card are being mailed beginning March 31, 2011, in connection with the solicitation of proxies by the board of directors of Plains Exploration & Production Company for the Annual Meeting of Stockholders to be held on May 5, 2011. You may obtain directions to attend the meeting and vote in person by contacting our investor relations department at (713) 579-6000.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 5, 2011. The proxy statement and annual report to security holders are available at www.proxyvote.com.

VOTING PROCEDURES

Who is entitled to vote?

Each share of common stock is entitled to one vote. No other securities are entitled to be voted at the annual meeting. Only stockholders of record at the close of business on March 24, 2011 are entitled to notice of, and to vote at, the meeting. As of the close of business on March 24, 2011, PXP had 140,160,081 shares of common stock outstanding.

How can I vote without attending the annual meeting?

There are three ways for registered stockholders to direct their vote by proxy without attending the annual meeting. Stockholders can:

•

Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 4, 2011. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Wednesday, May 4, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. You can also vote by mail. Mark, date and sign your proxy card and return it in the postage-paid envelope provided or return it to Plains Exploration & Production Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the annual meeting.

How can I change my vote?

Registered stockholders can revoke their proxy at any time before it is voted at the annual meeting by either:

•	Submitting another timely, later-dated proxy by Internet, telephone or mail;

•	Delivering timely written notice of revocation to the Secretary of PXP, 700 Milam, Suite 3100, Houston, Texas 77002; or

•	Attending the annual meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the annual meeting.

How many votes must be present to conduct business at the annual meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the annual meeting. A quorum is a majority of the shares entitled to vote at the annual meeting. Shares represented by a proxy marked “abstain” will be considered present at the annual meeting for purposes of determining a quorum.

How many votes am I entitled to cast?

You are entitled to cast one vote for each share of common stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

What matters am I being asked to vote on at the meeting and what vote is required to approve each matter?

Proposal 1 requests the election of directors. PXP utilizes a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the 2011 Annual Meeting is the same as the number of directors to be elected at the 2011 Annual Meeting, the 2011 election of directors is a non-contested election. To be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect on the director election since only votes “For” and “Against” a nominee will be counted.

The affirmative vote of a majority of the shares cast at the meeting in person or by proxy is required to: ratify the appointment of our independent auditors (Proposal 2); and approve, by non-binding vote, executive compensation (Proposal 3). Abstentions and broker non-votes will have no effect on Proposals 2 and 3.

The frequency of the advisory vote on executive compensation (Proposal 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, our board will review the results of the votes and will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Who represents my proxy at the annual meeting?

If you do not vote in person at the annual meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized certain members of PXP’s senior management designated by the Board and named in your proxy to represent you and to vote your shares as instructed.

What if I return a proxy but do not provide specific voting instructions for some or all of the items?

All shares that have been properly voted—whether by Internet, telephone or mail—and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. The board of directors, or audit committee, recommends a vote:

•	“For” all of the nominees for directors;

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011;

•	“For” the approval of PXP’s executive compensation; and

•	“3 Years” for the frequency of executive compensation votes.

What if other matters are voted on at the annual meeting?

If any other matters are properly presented at the annual meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. The proposals listed in this proxy statement constitute the only business that the board of directors intends to present, or is informed that others will present, at the meeting.

SOLICITATION EXPENSES

We have retained Phoenix Advisory Partners to solicit proxies from our stockholders at an estimated fee of $7,000, plus expenses. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear the expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

At the annual meeting, PXP stockholders will elect eight individuals to serve as directors. The bylaws of PXP authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by PXP’s board of directors. Our current board of directors consists of Messrs. Flores, Arnold, Buckwalter, Dees, Delimitros, Fry, Groat and Lollar. Each of the nominees is currently a member of our board of directors. Each director is elected to hold office until the next annual stockholder meeting in 2012 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees have consented to be nominated and have expressed their intent to serve if elected. The PXP board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the PXP board, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting. See “Stockholder Proposals” for information regarding the procedures for stockholders to submit director nominations.

The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to vote against a nominee. Although PXP does not expect this to occur, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxies have the discretionary authority to vote for substitute nominees proposed by the PXP board.

Please read “Information Regarding the Board of Directors and its Committees” below for information about the nominees for election as directors, their business experience, and other pertinent information.

Our bylaws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order for him or her to be elected to the board. In addition, each nominee is required, if he does not receive a majority of votes in an uncontested election, to provide an irrevocable letter of resignation. If a director fails to receive a majority of votes cast and the board accepts the resignation tendered, then that director would cease to be a director of PXP.

THE PXP BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as independent auditors for PXP and its subsidiaries for the year ended December 31, 2010, and has acted as such since PXP’s formation in 2002 and for PXP’s former parent, Plains Resources, Inc., since 1977. The audit committee of PXP’s board has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors to audit the financial statements and internal controls over financial reporting of PXP for the fiscal year ending December 31, 2011, and to perform other appropriate accounting services and is requesting ratification of this appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee will reconsider its appointment. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2011, will be permitted to stand unless the audit committee finds other reasons for making a change. It is understood that even if the appointment of PricewaterhouseCoopers LLP is ratified, the audit committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of PXP and its stockholders.

The ratification of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a majority of the shares of PXP common stock present, in person or proxy, and voting at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE PXP AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS PXP’S INDEPENDENT

AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to provide advisory approval of the compensation of our executive officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 20. While this vote is advisory, and not binding on the Company, it will provide information to the organization & compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond. Following is a summary of some of the key points of our 2010 executive compensation program. Please read the “Executive Compensation” section below for more information.

Our organization & compensation committee establishes, recommends and governs the compensation policies and actions for the Company’s executive officers. Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to promote a performance-based culture and align the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company’s performance. The program is also designed to attract and to retain highly qualified executives who are critical to the success of the Company.

To that end, the Company provides pay that is highly leveraged toward equity in order to align total compensation with stockholder interests. Equity represents the majority of our executives’ compensation as a percentage of total compensation. Specifically:

•

approximately 63% of total compensation for the CEO in fiscal 2010 was in equity; approximately 16% in base salary; approximately 16% in bonus; with the remaining 5% attributable to all other compensation; and

•

approximately 66% of total compensation for the other executives in fiscal 2010 was in equity; approximately 16% in base salary; approximately 16% in bonus; with the remaining 2% attributable to all other compensation.

In addition, during fiscal 2010, based on retention strategy and further alignment with stockholders, the committee extended the vesting period on grants of restricted stock units to our executive officers from three years to five years.

The committee frequently reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

•	has not used the committee’s independent compensation consultant to perform services for the Company other than those that support the needs of the committee;

•	has a compensation structure that is intended to discourage undue risk and align executive rewards with long-term company performance;

•	encourages executives to have a meaningful ownership interest in the Company and regularly reviews the executives’ holdings in the Company against pre-established ownership guidelines;

•	does not provide supplemental retirement benefits; and

•	does not provide tax gross-ups associated with perquisites.

Your vote is requested. The skill and motivation of our employees, and especially our executive officers, are essential to the Company’s performance and creation of stockholder value. We believe that the information we have provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We will continue to provide a compensation program that we believe is effective, serves stockholder interests and is worthy of stockholder support. Accordingly, the Board of Directors recommends that stockholders approve the compensation of our executive officers by approving the following advisory resolution:

“RESOLVED, that the stockholders of Plains Exploration & Production Company approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Plains Exploration & Production Company 2011 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement.”

THE PXP BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ADVISORY (NON-

BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL 4: ADVISORY (NON-BINDING) VOTE DETERMINING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, in addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. After careful consideration, and for the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote. Stockholders are not voting to approve or disapprove our recommendation.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the “Executive Compensation—Compensation Discussion and Analysis” section below, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our executive officers to focus on long-term performance. We recommend a triennial vote, which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and implement any necessary changes. Our compensation programs do not change significantly from year to year and we seek to be consistent. We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. We believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our organization & compensation committee and the board of directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the organization & compensation committee’s actions in context. In this regard, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. We therefore believe that a triennial vote is an appropriate frequency to provide our organization & compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program.

We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. The board of directors is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past been, and will in the future continue to be, proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program, and believe we have been appropriately responsive to our stockholders. We believe this outreach to stockholders, and our stockholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to stockholders and reduce the need for and value of more frequent advisory votes on executive compensation.

Your vote is requested. For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon. We do not believe our compensation program contains any significant risks that might be of concern to our stockholders and warrant a more frequent advisory vote on executive compensation. In addition, because our executive compensation programs have typically not changed materially from year-to-year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate. We therefore request that our stockholders approve the following advisory resolution:

“RESOLVED, that the stockholders of Plains Exploration & Production Company elect, on an advisory basis, to hold an advisory vote on the compensation of PXP’s named executive officers every three years.”

Although the advisory vote is non-binding, our board will review the results of the vote and, consistent with our record of stockholders engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE PXP BOARD OF DIRECTORS RECOMMENDS YOU SELECT “THREE YEARS” ON THE

PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE

COMPENSATION.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth certain information as of March 24, 2011 regarding our present directors and executive officers. They hold office until their successors are duly elected and qualified, or until their earlier death, resignation or removal from office.

Name	Age	Title
James C. Flores	51	Chairman of the Board, President and Chief Executive Officer
Isaac Arnold, Jr.	75	Director
Alan R. Buckwalter, III	64	Director
Jerry L. Dees	71	Director
Tom H. Delimitros	70	Director
Thomas A. Fry, III	66	Director
Charles G. Groat	71	Director
John H. Lollar	72	Director
Doss R. Bourgeois	53	Executive Vice President—Exploration & Production
Winston M. Talbert	48	Executive Vice President and Chief Financial Officer
John F. Wombwell	49	Executive Vice President, General Counsel and Secretary

The following biographies describe the business experience of PXP’s directors and executive officers:

James C. Flores, Chairman of the Board, President and Chief Executive Officer and a Director since September 2002. He has been Chairman of the Board and Chief Executive Officer of PXP since December 2002, and President since March 2004. He was also Chairman of the Board of Plains Resources, Inc. (“Plains Resources,” now owned by Vulcan Energy Corporation) from May 2001 to June 2004 and is currently a director of Vulcan Energy and McMoRan Exploration Co. He was Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was Co-founder as well as Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 until January 2001 of Ocean Energy, Inc., an oil and gas company.

Isaac Arnold, Jr., Director since May 2004. He also was a director of Nuevo Energy Company from 1990 to May 2004. He has been a director of Legacy Holding Company since 1989 and Legacy Trust Company since 1997 and is currently Director Emeritus of both. He became a director of Cullen Frost Bankers, Inc. (formerly Cullen Center Bank & Trust) at its inception in 1969. He became a director of The Frost National Bank in 1994. He served as a director of the boards of Cullen Frost Bankers, Inc. and The Frost National Bank until he retired from both in 2006 and is currently Director Emeritus of both. Mr. Arnold also served on the Audit and Strategic Planning Committees for Cullen Frost Bankers, Inc. from 1995 to 2006. Mr. Arnold is a trustee of the Museum of Fine Arts Houston and The Texas Heart Institute.

Alan R. Buckwalter, III, Director since March 2003. He retired in January 2003 as Chairman of JPMorgan Chase Bank, South Region, a position he had held since 1998. From 1990 to 1998 he was President of Texas Commerce Bank—Houston, the predecessor entity of JPMorgan Chase Bank. Prior to 1990 Mr. Buckwalter held various executive management positions within the organization. Mr. Buckwalter currently serves on the boards of Service Corporation International, the Texas Medical Center and the Greater Houston Area Red Cross and is Vice Chairman of Torch Securities LLC. He sits on the Nominating and Governance Committee, the Audit Committee and is Chairman of the Compensation Committee for Service Corporation International. Mr. Buckwalter previously served on the board of BCM Technologies, Inc. from 2003 to 2009.

Jerry L. Dees, Director since September 2002. He also was a director of Plains Resources from 1997 to December 2002. Mr. Dees has been a director of Geotrace Technologies, Inc. since 2005. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991.

Tom H. Delimitros, Director since September 2002. He also was a director of Plains Resources from 1988 to December 2002. He has been a General Partner of AMT Venture Funds, a venture capital firm,

since 1989. He is also a director of Tetra Technologies, Inc., a publicly traded energy services company, and is the Chairman of the Audit Committee as well as a member of the Management and Compensation Committee and the Reserves Committee. He currently serves as a director for three privately owned companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). Mr. Delimitros currently serves on two Development Committees for the College of Engineering at the University of Washington in Seattle and is a member of the University of Washington Foundation Board.

Thomas A. Fry, III, Director since November 2007. He was also a director of Pogo Producing Company from 2004 to November 2007. He was the President of National Ocean Industries Association (“NOIA”) from December 2000 until January 2010. Before joining NOIA, Mr. Fry served as the Director of the Department of Interior’s Bureau of Land Management and has also served as the Director of the Minerals Management Service.

Charles G. Groat, Director since November 2007. He was also a director of Pogo from 2005 to November 2007. Dr. Groat currently serves as the Director of both the Center for International Energy and Environment Policy and the Energy and Earth Resources Graduate Program at the University of Texas at Austin. He is also a professor of Geological Sciences and Public Affairs at the University of Texas at Austin. Before joining the University of Texas at Austin, Dr. Groat served for more than six years as Director of the U.S. Geological Survey, having been appointed by President Clinton and retained by President Bush.

John H. Lollar, Director since September 2002. He also was a director of Plains Resources from 1995 to December 2002. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm, where he is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

Doss R. Bourgeois, Executive Vice President—Exploration and Production since June 2006. He was PXP’s Vice President of Development from April 2006 to June 2006. He was also PXP’s Vice President Eastern Development Unit from May 2003 to April 2006. Prior to that time, Mr. Bourgeois was Vice President from August 1993 to May 2003 at Ocean Energy, Inc.

Winston M. Talbert, Executive Vice President and Chief Financial Officer since June 2006. He joined PXP in May 2003 as Vice President Finance & Investor Relations and in May 2004, Mr. Talbert became Vice President Finance & Treasurer. Prior to joining PXP, Mr. Talbert was Vice President and Treasurer at Ocean Energy, Inc. from August 2001 to May 2003 and Assistant Treasurer from October 1999 to August 2001.

John F. Wombwell, Executive Vice President, General Counsel and Secretary since September 2003. He was also Plains Resources’ Executive Vice President, General Counsel, and Secretary from September 2003 to June 2004. Mr. Wombwell currently serves on the boards of McMoRan Exploration Co. and the Houston Arboretum. He was previously a partner at the law firm of Andrews Kurth LLP with a practice focused on representing public companies and an executive officer with two New York Stock Exchange traded companies.

Qualifications

A number of our board members are currently serving or have served as Chief Executive Officers or as members of senior management and/or directors of other public and private companies. In addition, certain board members have extensive academic and other industry expertise. All of our directors have demonstrated leadership within the industry and all are familiar with board processes.

More specifically, Mr. Flores has over 25 years of experience in the oil and gas industry and has been Chairman and CEO of PXP since its inception and President since 2004. He was also the Chairman and CEO of Plains Resources and co-founder as well as Chairman and CEO of Ocean Energy.

Mr. Lollar has had multiple years of experience as the Chairman and CEO, as well as the Chief Operating Officer, of other public oil and gas companies. He has demonstrated leadership and management capabilities through his executive management experience and is familiar with the issues, trends and opportunities within the industry. These qualities make Mr. Lollar a valuable addition to PXP’s board.

Mr. Arnold brings a lifetime of experience and understanding of the energy business to the PXP board. Mr. Arnold has had over 50 years of experience in the oil and gas exploration and production industry. In addition, he served as a director of Nuevo Energy Company from its inception until it was acquired by PXP and as the Chairman of Quintana Petroleum Corporation from 1984 until 2003.

Mr. Dees has over 30 years experience with onshore and offshore exploration and was an original board member of NAPE, both of which have allowed him to foster meaningful relationships within the industry. In particular, the board benefits from this expertise when evaluating potential exploration projects and acquisition opportunities.

As the former CEO of a financial institution and over 30 years of banking experience, Mr. Buckwalter has a high level of financial and management expertise coupled with a background in the energy industry. He provides valuable insight from both a capital and financial market perspective.

Mr. Delimitros has over 15 years of service on audit committees of both public and private companies and has a background in certain enhanced oil recovery techniques. In addition, as the founding general partner of a venture capital firm that provides capital to emerging growth companies in the energy sector, Mr. Delimitros is able to relate performance and execution to potential stockholder value from the viewpoint of an entrepreneur.

As the former President of NOIA and a former director of both the Department of Interior’s Bureau of Land Management and the Minerals Management Service, Mr. Fry provides the board with valuable knowledge of the legal and regulatory environment in which PXP operates.

Dr. Groat has knowledge of petroleum geology and experience with oil and gas resource assessments, national and international policy analysis in the energy industry as well as international and federal oil and gas research leadership. With this background, Dr. Groat brings an international perspective to the board coupled with a thorough and current understanding of resource development and policy issues.

PXP encourages and supports director education programs for its directors. A majority of the PXP board of directors has attended director education programs in the last two years, with two directors serving on the TriCities Board of Directors of the National Association of Corporate Directors, or NACD, and one director serving as a director and chairman of the nominating and governance committee of the Houston Chapter of the NACD.

Each of the eight director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

Committees of the Board of Directors

PXP’s board has established an audit committee, an organization & compensation committee and a nominating & corporate governance committee. Our board may establish other committees from time to time to facilitate the Company’s management. The composition of the committees is determined by the board of directors in its sole discretion. During 2010, PXP’s board held nine meetings. No director attended fewer than 75% of the total number of meetings of PXP’s board and committees on which he served.

PXP’s audit committee currently consists of Messrs. Buckwalter, Delimitros, Groat and Lollar. Our audit committee selects PXP’s independent auditors to be engaged by the Company, reviews the plan, scope and results of PXP’s annual audit, and reviews PXP’s internal controls and financial management policies with our independent auditors. During 2010, our audit committee held four meetings. All of the members of PXP’s audit committee are non-employee directors, and the board has determined that a majority of the members of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

PXP’s organization & compensation committee currently consists of Messrs. Dees, Delimitros and Lollar. Our organization & compensation committee reviews and sets the chief executive officer’s compensation, establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and determines compensation for PXP’s other officers. In evaluating executive officer pay, the organization & compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The organization & compensation committee engaged Longnecker & Associates to assist it with compensation decisions in 2010. Longnecker was generally engaged to (i) provide an updated review of the market competitiveness for the total compensation packages and long-term incentives for the officers of PXP and (ii) prepare tally sheets to highlight the total reward dollars for the executive officers, including all components of compensation, benefits, severance and change-in-control payments. The organization & compensation committee assesses the information it receives in accordance with its business judgment. The organization & compensation committee also periodically reviews director compensation.

PXP’s organization & compensation committee also administers the Company’s equity compensation plans and determines the number of shares covered by, and terms of, grants to executive officers and key employees. The committee does, however, from time to time, authorize the chief executive officer to grant up to 200,000 stock appreciation rights and/or restricted stock units to employees, other than executive officers, primarily newly hired employees. The organization & compensation committee also periodically reviews compensation and equity-based plans and makes its recommendations to the board with respect to these areas.

All of the members of our organization & compensation committee are non-employee directors. During 2010, PXP’s organization & compensation committee held three meetings.

PXP’s nominating & corporate governance committee currently consists of Messrs. Arnold, Dees and Fry. Our nominating & corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by PXP’s stockholders, and develops and recommends PXP’s corporate governance principles to the full board. During 2010, our nominating & corporate governance committee held one meeting.

PXP’s board of directors, in its business judgment, has determined that all current members of each of its committees are “independent” as defined in the NYSE governance rules and the applicable rules of the Securities and Exchange Commission. See the further discussion of directors’ independence below under “Corporate Governance—Director Nomination Process and Nominee Independence.”

PXP encourages all board members to attend the annual stockholders’ meeting. The directors of PXP may be introduced and acknowledged at the annual meeting. All of the directors attended the Company’s 2010 annual meeting.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

PXP is led by Mr. James Flores. Mr. Flores has served as our Chairman and Chief Executive Officer since the Company’s spin-off from Plains Resources in December 2002 and is recognized as a leader in our industry. We do not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet regularly in executive session. The presiding director at each of these sessions rotates among non-management directors in order of seniority of board service, such that the most senior non-management board member shall serve as presiding director at a session, the second most senior non-management member shall serve as presiding director at the next session, and so forth, with members of equal seniority serving in order of age, with the oldest serving first.

Our board of directors is comprised of Mr. Flores and seven experienced and independent directors. The board has three standing committees, each contributing to the leadership of PXP and comprised solely of independent directors with separate chairs. Our audit committee oversees the accounting and financial reporting processes. Our organization & compensation committee oversees the annual performance evaluation of PXP as well as Mr. Flores. Our nominating & corporate governance committee monitors matters such as the composition of the board and its committees, board performance, “best practices” in corporate governance as well as succession planning.

On an annual basis, as part of our governance review, the nominating & corporate governance committee evaluates our leadership structure to ensure that it remains the optimal structure for PXP and our stockholders. Mr. Flores, as CEO of the Company, has a working knowledge of the day-to-day happenings and issues that face the Company. As such, he is the best person to lead and guide the Company’s board of directors. We therefore believe this leadership structure, with a combined Chairman/CEO position, experienced independent directors and committees, as well as regularly held executive sessions with non-management board members, benefits PXP by providing a strong, unified leadership for our management team and board of directors and is the optimal structure for PXP and our stockholders.

While the full board of directors, with input from each of its committees, oversees the Company’s management of risks, PXP’s management team is responsible for the day-to-day risk management process. The audit committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk. The audit committee receives reports from management regarding management’s assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our organization & compensation committee also considers risks that could be implicated by our compensation programs, and our nominating & corporate governance committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Compensation Committee Interlocks and Insider Participation

None of the members of our organization & compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or organization & compensation committee.

Director Nomination Process and Nominee Independence

Director Nomination Process

The PXP board of directors approves PXP’s director nominees based on the recommendation of the nominating & corporate governance committee. Each member of the nominating & corporate governance committee satisfies the NYSE’s “independence” standards.

As provided in our bylaws, the number of directors on the PXP board of directors may from time to time be fixed by resolution of the board of directors; however, the board of directors may not be comprised of less than three directors. The nominating & corporate governance committee identifies nominees in various ways. The committee considers current directors that have expressed interest in and that continue to satisfy the criteria for serving on the PXP board of directors. The results of the PXP board of directors’ annual self-evaluation process is also an important consideration for board tenure. Current directors and members of PXP’s management may propose other nominees for the PXP board of directors, and the nominating & corporate governance committee may consider these individuals. From time to time, the committee may engage a third party search firm to assist in identifying potential director nominees as well.

The nominating & corporate governance committee also will consider any nominations received by the secretary of PXP from a stockholder of record on or before the 120th calendar day before the one-year anniversary date of the release of these proxy materials to stockholders. Any such stockholder nominations must be accompanied by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director on the PXP board of directors if elected. The nominating stockholder must also submit the name, age, business address and residence of the person the stockholder wishes to nominate; the principal occupation or employment of the person; the relevant biographical information of the person; and the number of shares of PXP common stock beneficially owned by the person. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of PXP common stock that are owned beneficially and of record by such stockholder and such beneficial owner.

All PXP director nominees are evaluated according to the PXP nominating & corporate governance committee director qualification guidelines. These guidelines provide that qualifications for consideration as a director include a high level of leadership experience in business activities and a personal and professional reputation consistent with the image and reputation of PXP. Further, the guidelines provide that all PXP directors should have a breadth of knowledge about the issues affecting PXP and experience on boards of directors of other, preferably public, companies. Under the guidelines, PXP directors should have the ability to devote sufficient time to carrying out the duties as members of the PXP board of directors and accordingly, are required to limit their number of public company directorships to no more than six. Additionally, the independence of a potential board nominee is considered, as well as the diversity of background and experience, including with respect to age, gender and race. Finally, each director must have the appropriate knowledge and experience so that each director is able to be a productive member of the PXP board of directors.

While PXP does not have a specific diversity policy, the director qualification guidelines, as discussed above, do include diversity as one of the many considerations in the director nomination process. As part of this process, the committee assesses the make-up of the board of directors and has determined that the current director nominees represent a beneficial diversity of perspectives, talents, strengths and backgrounds and possess the skills and expertise to make a significant contribution to the board, PXP and its stockholders.

Nominee Independence

The PXP board of directors has determined that all of the nominees standing for election at the PXP annual meeting, other than Mr. Flores, are independent of PXP because such nominees have no material relationship with PXP, either directly or as a partner, stockholder or affiliate of an organization that has a relationship with PXP. The board has made this determination based on its independence guidelines set forth in PXP’s Corporate Governance Guidelines, which comply with NYSE standards, and can be found at www.pxp.com/investor_relations/governance.htm.

Board and Committee Governing Documents

Our board has established Corporate Governance Guidelines and the audit committee, nominating & corporate governance committee and the organization & compensation committee have adopted charters, copies of which are available at our website at www.pxp.com. Our board has also established a Statement of Policy

Concerning Corporate Ethics and Conflicts of Interest, a copy of which is also available at our website at www.pxp.com/investor_relations/governance.htm. We post amendments to and waivers of our Policy Concerning Corporate Ethics and Conflicts of Interest (to the extent applicable to our directors, principal executive officer, principal financial officer, principal accounting officer and other executive officers) at this location on our website.

Stockholder and Other Interested Party Communications with Directors

We recognize the importance of providing our stockholders and other interested parties with the ability to communicate with members of PXP’s board of directors. Stockholders and other interested parties may send correspondence to PXP’s board of directors, including the non-management members as a group or to any individual director, at the following address: Plains Exploration & Production Company, Attn: General Counsel, 700 Milam, Suite 3100, Houston, Texas 77002. Correspondence may be sent by e-mail to hotline@pxp.com.

Your communication should indicate if you are a stockholder of the Company. All communications will be received by the General Counsel. Depending on the subject matter, the General Counsel will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The General Counsel will maintain copies of each communication received not marked confidential. Communications marked confidential will not be opened prior to forwarding to the board or any individual director. The General Counsel also will coordinate with the board or individual director, as applicable, to facilitate an appropriate response to each communication received.

This policy may be amended from time to time with the consent of our nominating & corporate governance committee, consistent with requirements of applicable laws, rules and regulations.

Stock Ownership Policy

Following election to the board by stockholders, our directors are required to own shares of PXP common stock with a value equal to three times their annual retainer. All executive officers are required to own shares of PXP common stock with a value equal to three times their annual salary, or, for the chief executive officer, with a value equal to five times his annual salary. The Company considers it inappropriate for any of its directors, officers, employees or consultants to engage in short-term or speculative transactions in our stock, including short-term trading, short sales, options trading, hedging transactions, margin accounts and pledges. However, the Company has permitted, from time to time, its directors to pledge a limited amount of shares that they own.

Procedures for Approval of Related Person Transactions

Our board of directors adopted a written policy relating to the approval of transactions with related persons. For purposes of this policy, a related person transaction is one in which PXP was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Our policy provides for all compensation-related matters to be approved by the organization & compensation committee. All other related party transactions (i) must be reviewed and approved by the audit committee and be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or (ii)  must be reviewed and approved by the disinterested members of our board of directors.

Clawbacks

If the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our chief executive officer and chief financial officer must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

STOCKHOLDER PROPOSALS

Our corporate secretary must receive stockholders’ proposals intended to be presented at our 2012 annual stockholders’ meeting at our principal executive office on or before December 1, 2011 to be considered for inclusion in the proxy statement and form of proxy for the meeting. Pursuant to Rule 14a-4(c) (1) under the Securities Exchange Act, if our corporate secretary receives any stockholder proposal at PXP’s principal executive office before February 14, 2012 but after December 1, 2011 that is intended to be presented at PXP’s 2012 annual meeting without inclusion in its proxy statement for the meeting, the proxies designated by PXP’s board will have discretionary authority to vote on such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of PXP common stock as of March 15, 2011 by each director and named executive officer of PXP during 2010, all current executive officers and directors as a group, and each person known by PXP to own beneficially more than 5% of the outstanding shares of PXP common stock.

Beneficial ownership has been determined in accordance with applicable securities laws, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of PXP, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the PXP directors and executive officers is 700 Milam Street, Suite 3100, Houston, Texas 77002.

The percentages are based on 140,160,081 shares of PXP common stock issued and outstanding as of March 15, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Isaac Arnold, Jr.	198,805	[1]	*
Doss R. Bourgeois	305,058	[2]	*
Alan R. Buckwalter, III	68,050	[3]	*
Jerry L. Dees	86,834	[4]	*
Tom H. Delimitros	60,000	[5]	*
James C. Flores	1,803,370	[6]	1.3%
Thomas A. Fry, III	31,918	[5]	*
Charles G. Groat	30,138	[4]	*
John H. Lollar	90,384	[7]	*
Winston M. Talbert	244,045	[8]	*
John F. Wombwell	239,507	[9]	*
Directors and Executive Officers as a group (11 persons)	3,158,109		2.3%
BlackRock, Inc.	14,283,981	[10]	10.2%
Steven A. Cohen	12,528,504	[11]	8.9%

*	Represents less than 1%
[1]	Includes 7,000 shares held by the Arnold Corporation, for which Mr. Arnold has shared vesting and investment powers, and 10,000 shares subject to restricted stock units that will vest within 60 days.

[2]	Includes 95,250 shares subject to restricted stock units that will vest within 60 days.

[3]	Includes 1,050 shares held as UGMA custodian for his children, 350 of which Mr. Buckwalter disclaims beneficial ownership, and 10,000 shares of restricted stock that will vest within 60 days.

[4]	Includes 10,000 shares subject to restricted stock units that will vest within 60 days. Mr. Dees has shared voting and investment power with respect to 10,000 of these shares.

[5]	Includes 10,000 shares of restricted stock that will vest within 60 days.

[6]

280,000 of these shares are held indirectly by Flores, L.P., the general partner of which is Mr. Flores, 200,000 of these shares are held indirectly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member, and 224 shares are held in a 401(k) account. The number above also includes 140,500 shares subject to restricted stock units that will vest within 60 days and 575,538 vested but deferred restricted stock units.

[7]	Includes 10,000 shares of restricted stock that will vest within 60 days and 22,113 pledged shares.

[8]	Includes 70,250 shares subject to restricted stock units that will vest within 60 days.

[9]	Includes 70,250 shares subject to restricted stock units that will vest within 60 days and 32,263 vested but deferred restricted stock units.

[10]

Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on March 11, 2011, BlackRock is the beneficial owner of 14,283,981 shares, or 10.2% of the outstanding shares, as a result of being the parent holding company for a number of investment management subsidiaries. BlackRock has sole voting and dispositive power with respect to all of these shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

[11]

Based on the Schedule 13G filed by S.A.C. Capital Advisors, L.P. (“SACLP”), S.A.C. Capital Advisors, Inc. (“SACInc”), S.A.C. Capital Associates, LLC (“SACLLC”), CR Intrinsic Investors, LLC (“CRII”), Sigma Capital Management, LLC (“Sigma”) and Steven A. Cohen with the SEC on February 14, 2011, (a) each of SACLP and SACInc is the beneficial owner of 11,748,784 shares, or 8.4% of the outstanding shares, and have shared voting and dispositive power over such shares, (b) SACLLC is the beneficial owner of 11,746,654 shares, or 8.4% of the outstanding shares, and has shared voting and dispositive power over such shares, (c) CRII is the beneficial owner of 295,000 shares, or 0.2% of the outstanding shares, and has shared voting and dispositive power over such shares, (d) Sigma is the beneficial owner of 484,720 shares, or 0.3% of the outstanding shares, and has shared voting and dispositive power over such shares, and (e) Mr. Cohen is the beneficial owner of 12,528,504 shares, or 8.9% of the outstanding shares, and has shared voting and dispositive power over such shares. SACLP, SACInc, CRII, Sigma, and Mr. Cohen own no Shares directly. Pursuant to an investment management agreement, SACLP maintains investment and voting power with respect to the securities held by SACLLC and SAC MultiQuant Fund. SACInc is the general partner of SACLP. Pursuant to an investment management agreement, Sigma maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Pursuant to an investment management agreement, CRII maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls each of SACInc, CRII and Sigma. CRII is a wholly owned subsidiary of SACLLC. Each of (i) SAC LP, SACInc and Mr. Cohen may be deemed to beneficially own 11,748,784 shares; (ii) CRII and Mr. Cohen may be deemed to beneficially own 295,000 shares; and (iii) Sigma and Mr. Cohen may be deemed to beneficially own 484,720 shares. Each of SACLP, SACInc, CRII, Sigma, and Mr. Cohen disclaims beneficial ownership of any of the securities covered by the Schedule 13G, and SACLLC disclaims beneficial ownership of any securities held by CRII. The address of the principal business office of (i) SACLP, SACInc., CRII, and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902; (ii) Sigma is 540 Madison Avenue, New York, New York 10022; and (iii) SACLLC is Victoria House, P.O. Box 58, The Valley, Anguilla, British West Indies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires PXP’s directors and executive officers, and persons who own more than ten percent of a registered class of PXP’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of PXP common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish PXP and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

Based solely on a review of the copies of such reports furnished to PXP and written representations that no other reports were required, PXP believes that all reporting obligations of PXP’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has established an audit committee, which currently consists of four Board members, Messrs. Delimitros, Buckwalter, Groat and Lollar. The Board of Directors has adopted a written charter for the committee, which has been annually reviewed by the Board and outlines the committee’s roles and responsibilities. A copy of the current audit committee charter is available on our website at www.pxp.com/investor_relations/governance.htm.

Management of PXP has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting and financial controls. Our independent auditors are responsible for expressing an opinion on PXP’s internal controls over financial reporting and on the conformity of PXP’s audited financial statements with auditing standards generally accepted in the United States and ensuring that the financial statements fairly present PXP’s results of operations and financial position in accordance with accounting principles generally accepted in the United States. The audit committee monitors and oversees these processes. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the effectiveness of PXP’s financial reporting and controls.

The committee discussed with the independent auditors their judgments as to the quality and the effectiveness of PXP’s financial reporting and internal controls and such other matters as are required to be discussed with the committee under audit standards generally accepted in the United States. The audit committee has received and reviewed the written disclosures and the letter from its independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the auditors’ independence. The committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors’ independence. In addition, the committee has discussed with the independent auditors the matters required to be discussed pursuant to SAS 114 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in PXP’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The committee also appointed PricewaterhouseCoopers LLP to audit PXP’s financial statements for 2011.

AUDIT COMMITTEE

Tom H. Delimitros
Alan R. Buckwalter, III
Charles G. Groat
John H. Lollar

AUDIT AND OTHER FEES

	2009	2010
Audit Fees:[1]	$2,383,656	$2,088,475
Audit-Related Fees:[2]	133,000	—
Tax Fees:[3]	—	25,000
All Other Fees:[4]	27,849	29,448

Total	$2,544,505	$2,142,923

[1]

Audit Fees: Fees billed for professional services rendered by PricewaterhouseCoopers LLP for (i) the integrated audits of PXP’s annual financial statements for the years ended December 31, 2009 and 2010, (ii) the reviews of PXP’s quarterly financial statements, (iii) statutory audits and audits of certain partnerships involved in PXP’s oil and gas operations, and (iv) other assurance and related services, including attest reports and accounting consultations related to securities offerings and asset divestitures in 2009 and 2010.

[2]

Audit-Related Fees: Fees billed by PricewaterhouseCoopers LLP for the performance of assurance and related services related to the Company’s employee benefit plans and consulting services concerning financial accounting standards on real estate operations. One hundred percent of the total audit-related fees in 2009 were approved by the audit committee. No audit-related services were performed in 2010.

[3]

Tax Fees: Fees for professional services performed by PricewaterhouseCoopers LLP related to tax planning. One hundred percent of the tax fees in 2010 were approved by the audit committee. No services were performed in 2009.

[4]

All Other Fees: Fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet any of the above category descriptions. Fees billed by PricewaterhouseCoopers LLP in 2009 and 2010 are for agreed-upon procedures for compensation data included in the proxy statement and for an accounting research information service. Such fees were approved by the audit committee.

PRE-APPROVAL PROCEDURES

Our audit committee is responsible for the engagement of the independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The audit committee maintains a policy for the engagement of independent auditors that is intended to maintain the independence from PXP of the independent auditors. In adopting this policy, our audit committee considered the various services that independent auditors have historically performed or may be needed to perform in the future for PXP. Under this policy, which is subject to review and re-adoption at least annually by the audit committee:

•

the audit committee approves the performance by the independent auditors of audit-related services, subject to restrictions in certain cases, based on the audit committee’s determination that this would not be likely to impair the independence of the independent auditors from PXP;

•

PXP’s management must obtain the specific prior approval of our audit committee for each engagement of the independent auditors to perform any auditing or permitted non-audit services; provided however, that specific prior approval by the Company’s audit committee is not required for any auditing services that are within the scope of a pre-approved engagement and are consistent with other services provided by the auditor in the past; and provided further that specific prior approval is not required for permitted non-audit services that:

(i) in the aggregate do not total more than $50,000;

(ii) were not recognized by PXP at the time of the engagement to be non-audit services; and

(iii) are promptly brought to the attention of the Company’s audit committee and approved by the audit committee in accordance with this policy prior to the completion of the audit.

•

the performance by the independent auditors of certain types of services (bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible) is prohibited due to the likelihood that their independence would be impaired.

Any approval required under this policy must be given by our audit committee, by the chairman of the audit committee in office at the time, or by any other audit committee member to whom the audit committee has delegated that authority. PXP’s audit committee will not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by PXP’s audit committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PXP’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PXP’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PXP’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the ability of the independent auditors to exercise independent judgment in performing the audit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our organization & compensation committee, or the committee, which is composed exclusively of three independent, non-employee directors, has responsibility for determining the compensation of our Chief Executive Officer and other officers. The committee retains an independent consultant to assist in fulfilling its responsibilities. To carry out these responsibilities, the committee evaluates:

•	the Company’s performance;

•	the Company’s performance relative to changes in the industry (i.e., performance relative to the opportunities available); and

•	each officer’s contribution to the Company’s achievements during the year.

Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to promote a performance-based culture and align the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company’s performance. The program is also designed to attract and to retain highly qualified executives who are critical to the success of the Company.

The committee considers the Company’s particular objectives for the year as well as various measures of Company and industry performance, including stockholder return, annual production, debt levels, reserve replacement, revenues, cash flow and costs. These data assist the committee in exercising judgment in establishing total compensation ranges. The committee does not assign relative weights to each of these measures. Instead, the committee makes a determination after considering all such measures collectively. We believe this type of determination helps to eliminate excessive risk-taking that could result from arbitrary performance metrics. In addition, it allows the committee to take into consideration events outside of management’s control that may have an impact on the Company. The Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial, and operating performance, especially when combined with our executive share ownership requirements.

The committee frequently reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

•	has not used the committee’s independent compensation consultant to perform services for the Company other than those that support the needs of the committee;

•	has a compensation structure that is intended to discourage undue risk and align executive rewards with long-term company performance;

•	encourages executives to have a meaningful ownership interest in the Company and regularly reviews the executives’ holdings in the Company against pre-established ownership guidelines;

•	does not provide pensions or other supplemental retirement benefits, other than a Company-wide 401(k) plan; and

•	does not provide tax gross-ups associated with perquisites.

Overview of 2010 Performance

In 2010, PXP successfully navigated a challenging business environment by, once again, applying experience and innovation and remaining focused on its long-term goal of value creation. PXP safely grew production and reserves, lowered portfolio asset geologic risk and aggressively expanded its onshore oil resource potential.

During 2010, PXP was focused on the multi-year development of our California, Louisiana, and Texas Panhandle assets and executing the long-term operational plan geared toward expanding our oil growth strategy by entering the Eagle Ford oil play. The Gulf of Mexico successes early in the year were reflected in our stock price, which by early February was up 27%. Following the April Macondo incident, our stock price declined 40% and reached a low for the year in June. By that time PXP had initiated a rigorous strategic evaluation and decided to adjust its long-term operational plan by transitioning to an onshore versus offshore oil growth strategy. We announced our intentions in August and by year-end our stock price return was 16%, outperforming our peer group, the Dow Jones Industrial Average, the S&P 500, and the S&P E&P indices for the year.

PXP ended the year increasing average daily sales volumes by 7% compared to 2009, growing proved reserves by 16% over 2009 year-end amounts with finding and development costs, excluding acquisition costs, of $11.15 per barrel of oil equivalent (BOE), and receiving National Safety Council Safety Leadership awards for 21 of our facilities. In line with our onshore oil growth strategy, we successfully acquired a significant position in the South Texas Eagle Ford oil play. Next, we reduced our Gulf of Mexico long lead-time capital requirements, yet retained upside potential to the emerging ultra-deep Wilcox exploration potential by divesting our shelf assets in exchange for a combination of cash and a significant equity position in McMoRan Exploration Co.

With continued crude oil price strength, countered by slowly improving economic sentiment and persistently low natural gas prices, PXP remains mindful of the importance to stay balanced between oil and natural gas, to protect our balance sheet and liquidity, and to continuously improve operating efficiencies. For 2010, PXP maintained production costs relative to 2009 on a per unit basis and opportunistically entered into 2011 and 2012 crude oil and natural gas derivatives to protect the Company’s cash flows. PXP ended the year with no near-term debt maturities and approximately $779 million available under our revolving credit facility.

PXP has a balanced, geographically diverse, lower-risk portfolio of producing properties, which underpin our long-term growth strategy. In addition, PXP has financial liquidity and a strong derivative position. On average, 80% of PXP’s 2011 estimated oil production is protected by a combination of put options and three-way collars, with $80 floors and approximately 85% of our estimated natural gas production in 2011 is protected with either natural gas purchased for our operations or by three-way natural gas collars.

In California, PXP maintained an active development program onshore. California is PXP’s largest asset area with approximately 211 million BOE of proved reserves at year-end 2010, of which over 95% is oil. With a large resource inventory identified in the San Joaquin Valley, the Arroyo Grande Field, and the Los Angeles Basin, these asset areas will sustain multi-year drilling programs providing future reserves, production and free cash flow.

The Haynesville Shale is rapidly developing. Fourth quarter average daily sales volumes of approximately 146 million cubic feet equivalent (MMCFE) net to PXP reflect a 65% increase from the first quarter 2010. As of year-end 2010, PXP has established held-by-production status on over 65% of its core area acreage through 586 production units consisting of producing wells, wells waiting on completion and wells currently drilling. With an active drilling program planned in 2011, we expect this asset to continue to deliver incremental production and reserves to our growth profile.

In the Texas Panhandle, PXP developed a significant inventory of Granite Wash locations and ramped up operations. At year-end we had five drilling rigs operating. Due to the successful drilling in the Marvin Lake area, PXP extended the primary Granite Wash horizontal area approximately 15 miles north of the previously established area.

PXP closed the Eagle Ford Shale acquisition in November 2010, assumed operations and commenced production on two wells within one week of becoming the operator. PXP has four drilling rigs operating and ten additional wells waiting on completion or connection to pipelines.

In the Gulf of Mexico, PXP’s exploration and development program has been a cornerstone to our successful strategy of adding inventory of future development projects. PXP participated in discoveries at Davy Jones located on South Marsh Island Block 230, Blueberry Hill located on Louisiana State Lease 340, and two successful delineation wells at Lucius located on Keathley Canyon Block 875. In August 2010, due to the changing operating environment offshore, PXP announced intentions to divest its Gulf of Mexico shelf and deepwater properties and expand its onshore oil business. As a result, PXP sold its Gulf of Mexico shallow water shelf properties to McMoRan on December 30, 2010. At closing and after preliminary closing adjustments, PXP received approximately $86 million in cash, which includes $11 million in working capital adjustments, and 51 million shares of McMoRan common stock.

Our Environment, Health & Safety function was recognized for a number of accomplishments this year. These include a contractor recordable injury rate that was 40% below the industry average, as well as a reduction in both vehicle incidents and reportable spills. In addition, 21 PXP locations received National Safety Council Recognition for Safety Leadership.

2010 Pay Implications

The committee considered the objective results discussed above, as well as the executives’ accomplishments and the committee’s assessment of the executives’ performance, including certain intangible attributes, when establishing compensation. Contributions by the executives were essential to the success outlined above. PXP’s executive management team has an average of over 20 years of experience in the oil and gas industry. This type of experience has enabled our executives to form meaningful relationships within the industry, which have proven invaluable to the Company when negotiating transactions and searching for opportunistic business ventures. The committee compared Company performance with that of the peer group companies, including total stockholder return, production, reserves and expenses together with the success of transactions and economic value added. The committee did not assign these performance measures relative weights but rather made a determination after considering the data collectively. In addition, consistent with our annual process, we assessed the prior year’s performance when setting the current year’s compensation.

Our executives’ base salaries were reviewed at the start of fiscal 2010. Due to the uncertainty that still surrounded the economic recovery, we did not grant salary increases at that time to any of our named executive officers. By the end of 2010, the committee determined that the strength of the business had recovered to the extent that we provided salary increases to our named executive officers. The committee determined that this increase was appropriate given the strong performance of these individuals and the level to which the business had returned.

The Company-wide bonus levels to all employees were at target for 2010. The committee based these bonuses on the contributions of the employees and the overall financial and operational performance of PXP in 2010. The contributions by the executives were essential to the success outlined above. In addition, each executive actively manages a portion of PXP. During 2010, nearly every Company department was successful in completing the multiple financing and operational projects described above.

Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to promote a performance-based culture and align the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company’s performance. To that end, the Company provides pay that is highly leveraged toward equity in order to align total compensation with stockholder interests. Equity represents the majority of our executives’ compensation as a percentage of total compensation. Specifically:

•

approximately 63% of total compensation for the CEO in fiscal 2010 was in equity, approximately 16% in base salary; approximately 16% in bonus; with the remaining 5% attributable to all other compensation; and

•

approximately 66% of total compensation for the other executives in fiscal 2010 was in equity, approximately 16% in base salary; approximately 16% in bonus; with the remaining 2% attributable to all other compensation.

In addition, during fiscal 2010, based on retention strategy and further alignment with stockholders, the committee extended the vesting period on grants of restricted stock units to our executive officers from three years to five years.

The Company does not provide tax gross-ups for perquisites and has adopted a policy not to implement any new compensation arrangements that contain provisions for tax gross-ups.

The committee believes that the skill and motivation of our employees, and especially our executive officers, are essential to the Company’s performance and creation of stockowner value. We will continue to provide a compensation program that we believe is effective, serves stockholder interests and is worthy of stockholder support.

Compensation Philosophy

The committee bases its executive compensation policy on the same principles that guide the Company in establishing all our compensation programs. We design programs to attract, retain, and motivate highly talented individuals at all levels of the organization. We reflect in our compensation the value of the job in the marketplace as well as the value of the individual to us. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent. We base compensation on Company performance, individual performance and the level of job responsibility. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns.

Objectives of Compensation Program

The basic objectives of our executive compensation program are to:

•	enable the Company to attract, motivate and retain high caliber executive officers in order to build a strong management team that will maximize returns to the Company’s stockholders;

•

emphasize “pay for performance” with a significant portion of the executive officers’ total compensation reflecting a risk aspect and return in the form of incentive compensation that is tied to the attainment of short- and long-term financial and strategic goals; and

•

align the long-term interests of the executive officers with those of the Company’s stockholders through the use of restricted stock, restricted stock units and/or stock appreciation rights, or SARs, as an element of compensation.

Our executive compensation program currently includes three major components: (i) base salary and benefits, (ii) annual incentive compensation and (iii) long-term incentives and retention compensation. Each element is intended to reward and motivate executives in different ways consistent with our overall guiding principles for compensation. The portion of total compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility, while, at the same time, making a greater percentage of an executive’s compensation tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. We believe that as the Company performs, employees are appropriately compensated and should provide for their own retirement. We do not utilize post-termination compensation and do not have any form of pension or retirement arrangements other than a company-wide 401(k) plan.

Methodology

We consider various measures of Company and industry performance, including stockholder return, annual production, debt levels, reserve replacement, revenues, cash flow and costs. These data assist us in exercising judgment in establishing total compensation ranges. For instance, in 2011, the Company’s operational areas of focus will include reserve and production growth, progress in the development of our major properties, and maintaining our balance sheet strength and cost controls. We will consider these objectives, among others, when establishing compensation in early 2012. We do not assign relative weights to each of these measures. Instead, we make a subjective determination after considering all such measures collectively.

We also compare our programs with other independent exploration and production companies of comparable size and stature to us, against which we compete for management talent. This group of companies, which we refer to as our “peer group,” is periodically reviewed and updated by the committee. The companies comprising the peer group are:

•	Cabot Oil & Gas Corporation

•	Cimarex Energy Co.

•	EOG Resources, Inc.

•	Newfield Exploration Company

•	Petrohawk Energy Corporation

•	Range Resources Corporation

•	Ultra Petroleum Corp.
•	Chesapeake Energy Corp.

•	Denbury Resources Inc.

•	Forest Oil Corporation

•	Noble Energy, Inc.

•	Pioneer Natural Resources Company

•	SandRidge Energy, Inc.

The committee and its independent compensation consultant both believe that when analyzing the Company’s peer group, it is appropriate for the Company to take into account not only the size of the Company today but the strategic plan for the Company in the future. The peer group analysis also takes into account the quality of management in order to evaluate the compensation required to maintain people at the same talent level.

We use the peer group data, together with the survey data described below, primarily to ensure that the executive compensation program as a whole is within range of comparative pay of comparable companies. We do not target specific percentiles for each element of compensation as it relates to the Company’s peer group. Instead, the committee reviews data from its peer companies and industry surveys with respect to each of the three major components of compensation for purposes of developing a baseline understanding of current compensation practices, which assists the committee in making an overall determination with respect to compensation. We establish individual compensation amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion. The committee believes that PXP’s officers should generally be paid above market to reflect their high level of responsibility and the overall quality of the management team. Consistent with the Company’s philosophy that a significant portion of the executives’ total compensation reflects a risk aspect in the form of equity grants, over 60% of total compensation is in the form of equity grants, the value of which fluctuates with the Company’s stock performance.

The committee also retains an independent compensation consultant, Longnecker & Associates, to assist it in evaluating our executive compensation programs and in setting our executive officers’ compensation. The consultant communicates directly with the committee and may work with management when preparing materials for the committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the Company’s objectives. Representatives of the consultant attended all but one of the committee meetings in 2010.

Components of Executive Compensation for 2010

Base Salaries and Benefits

Base salaries for each of our executive officers are designed to be competitive with the external market and internally equitable, taking into consideration the performance of the individual and his or her contributions to our performance. Base salaries are intended to provide a level of stability and certainty each year with respect to compensation.

The competitive market consists of the peer group outlined above, together with the companies comprising several other industry surveys, both public and private. For 2010, the committee looked at between 6-10 industry surveys, in addition to the peer group, for each of the executive officers. The number of surveys varies between officers due to the availability of data with respect to compensation for the specific position of each executive officer. The committee reviews these surveys, together with proxy information of its peer group and consults with its independent compensation consultant to determine salary levels paid within the competitive market. Also, as noted above, the committee uses these surveys and the peer group to test for reasonableness and competitiveness of base salaries. In addition to this data, the committee also exercises subjective judgment in view of our compensation objectives and the executive’s total compensation.

Benefits are also established based upon a determination of what is needed to attract and retain talent. The Company’s primary benefits for employees include participation in the Company’s 401(k) savings plan, the Company’s health, dental and vision plans and disability and life insurance plans.

The Company provides executive officers with other benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. The Company covers the costs of certain business oriented club dues. In addition, it has been the Company’s policy to allow the Company’s chief executive officer to make personal use of the Company’s aircraft. Executive vice presidents are generally permitted 30 personal flight hours per year. The committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. However, as these benefits and perquisites represent a relatively insignificant portion of the executive officers’ total compensation, they do not materially influence the Committee’s decision in setting such officer’s total compensation. None of our executive officers receive any tax gross ups in connection with these personal benefits.

Annual Incentive Compensation

A significant portion of each executive’s total compensation is variable and is dependent on achieving both short- and long-term financial and strategic goals. In general, performance will be judged based on attainment of annual business plan objectives and on stock price and other performance criteria relative to peer companies. Annual objectives may include oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets, successful completion of major projects, long-term prospects and other items that are considered to be critical to our success. The committee does not establish pre-determined numerical targets with respect to any of these criteria. In addition, these objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ.

Annual incentive compensation consists of cash bonuses. When determining these bonuses, we believe a review of the company’s performance and accomplishments throughout the entire year is appropriate and therefore do not pay bonuses upon the completion of successful transactions. Annual cash bonuses will be based upon a “target” cash bonus for each executive. After a year-end review of the Company’s performance, the committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the committee’s subjective evaluation of the factors described above. An annual cash bonus may be more than, less than, or equal to, the target cash bonus amount based upon the committee’s evaluation. The target annual cash bonus for the chief executive officer and each executive vice president is 100% of such officer’s base salary.

Long-Term Incentive and Retention Compensation

We use long-term incentives to align executive and stockholder interests by rewarding executive performance that increases stockholder value. SARs, restricted stock and/or restricted stock unit awards have typically been granted annually to executive officers and to all employees generally. We believe that SARs, restricted stock and restricted stock unit awards provide employees the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the employees’ interests with those of the stockholders. These types of rewards also provide a compensation structure that we believe is transparent and easy for stockholders to understand. Additionally, these types of awards are less dilutive than stock option awards. SARs and restricted stock units have been granted broadly and throughout the organization, and the Company intends to continue to grant awards to all of the Company’s employees.

The committee typically has used grants of restricted stock units to the executive officers to achieve these goals. The size of the award to an executive officer may vary depending upon an officer’s individual performance, retention considerations or other special factors. The committee believes that the size of awards should reflect equity risk, as well as serve to ensure the long-term retention of the executive. The committee has utilized various grant and vesting schedules for awards made to executive and other officers in order to reinforce long-term motivation and retention. In the past, the committee has made annual grants that vest ratable over three years. However, in 2010, the committee began making annual grants that vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years. This longer-term vesting serves to further align management’s long-term interests with those of the Company’s stockholders. Other arrangements have been utilized in which potential vesting and pay out occurs during periods ranging from five to 14 years.

Based on the salary, bonus, and grant date fair value of equity awards granted to named executive officers in 2010, in the aggregate, equity compensation accounted for approximately 65% of their total compensation, salary accounted for approximately 16% of their total compensation, bonus accounted for approximately 16% of their total compensation, and the remaining 3% was attributable to all other compensation. The committee believes that this reflects the objectives of our compensation program by emphasizing “pay for performance” with over 60% of the executive officers’ total compensation reflecting a risk aspect in the form of equity grants tied to the Company’s stock price. In addition, this compensation structure aligns management’s interest with those of the Company’s stockholders.

Stock Ownership Requirements

Because the committee believes in linking the interests of management and stockholders, all executive officers are required to own, and do own, shares of PXP common stock with a value equal to three times their annual salary, or, for the chief executive officer, with a value equal to five times his annual salary.

Long-Term Retention and Deferral Arrangement

As discussed under “—Executive Compensation— Long-Term Retention and Deferred Compensation Plan,” the committee adopted a long-term retention and deferred compensation plan in August 2005. The plan encourages long-term share retention by allowing the executive officers to defer receipt of awards of equity compensation and in lieu thereof, an equivalent number of restricted stock units available under stockholder-approved plans will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but delivery of shares upon vesting will be deferred until, generally, the date selected in the deferral election, six months after termination without cause or for good reason, or death or disability. The Company is not required to make any contributions to this plan and the plan is not funded. The plan is designed to serve several goals, including long-term retention, retirement benefits, tax deferral and equity motivation.

Employment Agreements and Termination and Change-in-Control Arrangements

Our chief executive officer and each of our executive vice presidents will receive benefits under their respective employment agreements in connection with a termination without cause, resignation for good reason, disability, or a change in control coupled with a termination event.

Please read “—Executive Compensation—Employment Agreements and Change-in-Control Arrangements” for additional information, including quantification of such benefits.

2010 Compensation of the Chief Executive Officer

Mr. Flores accepted an appointment as our Chairman of the Board and Chief Executive Officer in September 2002, and in 2004 accepted the additional role of President. Mr. Flores’ base salary in 2010 was $1.4 million. In accordance with the Company’s compensation philosophy, it is the committee’s intent to provide Mr. Flores with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

Mr. Flores received an increase in his base salary for 2011 to $1.6 million. He was granted a cash bonus of $1.4 million for the fiscal year 2010 based upon both Company and individual performance, determined with reference to the factors discussed in “—Executive Compensation—Annual Incentive Compensation” and “—Executive Compensation—2010 Pay Implications” above. The committee also approved an annual long-term incentive grant of 180,000 restricted stock units to Mr. Flores in February of 2010, which will vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning on March 31, 2011.

In addition, Mr. Flores received an annual grant of 200,000 restricted stock units in September 2010 pursuant to the Long-Term Retention and Deferral Arrangement. Please read “—Executive Compensation—Long-Term Retention and Deferred Compensation Plan” for additional information.

2010 Compensation of Named Executive Officers Other Than the Chief Executive Officer

Executive compensation in 2010 was tied to Company and individual performance, and was paid in accordance with the three elements of executive compensation, namely base salary and benefits, annual incentive compensation and long-term incentives. The chief executive officer presents to the committee his assessment of executives, their accomplishments, and individual and corporate performance.

The base salary of each of our executive vice presidents in 2010 was $675,000. Our executive vice presidents received an increase in their base salaries to $750,000 for 2011. These salaries are consistent with our philosophy of compensating all executive vice presidents consistently and based on market conditions.

For 2010, the committee awarded cash bonuses to each of Messrs. Wombwell, Bourgeois and Talbert in the amount of $675,000 based upon both Company and individual performance, determined with reference to the factors discussed in “—Executive Compensation—Annual Incentive Compensation” and “—Executive Compensation—2010 Pay Implications” above. In addition, the committee approved an annual long-term incentive grant of 90,000 restricted stock units in February 2010 for each executive vice president, which will vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning on March 31, 2011. These grants are intended to further retain and motivate our executive vice presidents.

In addition, Mr. Wombwell received an annual grant of 33,000 restricted stock units in September 2010 pursuant to the Long-Term Retention and Deferral Arrangement. Please read “—Executive Compensation—Long-Term Retention and Deferred Compensation Plan” for additional information.

Tax Considerations

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. However, performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The committee does review the deductibility of the various forms of executive compensation utilized. We make payments that are not fully deductible because we believe that such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Gross-Ups

Certain benefits to which the executive officers may become entitled under their respective employment agreements could constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. In such case, the executives will be entitled to an additional payment from the Company in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax. The committee views these additional payments not as additional compensation, but as a mechanism to equalize payments for executives who face disparate treatment when the Company creates a situation that results in a taxable event. The Company believes that in most potential situations, payments to executives will not trigger these taxes. It is the Company’s policy not to implement new compensation arrangements that contain provisions for tax gross-ups. In addition, the Company does not reimburse employees for taxes associated with Company-provided perquisites.

Death Benefits

Under its Corporate Governance Guidelines, the Company will not enter into agreements to make payments following the death of an executive in the form of unearned salary or bonus, accelerated vesting and other payments in lieu of compensation, other than payments that are generally offered to other Company employees.

Equity Award Grant Practices

The committee meets in February of every year and determines bonuses as well as annual grants of equity awards for the officers and other employees of the Company. In addition, the committee, from time to time, delegates authority to Mr. Flores to grant up to 200,000 SARs and/or restricted stock units to non-executive employees. These awards are typically granted to newly hired employees. Our policy is to set the exercise price of a SAR, option or similar award as the closing price of a share of PXP common stock on the day the grant is made for both the annual grants in February and for awards made to new employees. The committee has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of executive compensation.

Total Compensation Review

The committee has reviewed all components of Mr. Flores’ and the other named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized SAR and restricted stock gains, the dollar value to the executive and cost to us of all perquisites and other personal benefits, and the actual projected payout obligations under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared affixing dollar amounts under the various payout scenarios. The committee analyzed and discussed all of the components of Mr. Flores’ and the other named executive officers’ total compensation. The committee also reviewed the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the executive officers. Based on this review, the committee determined that these elements of compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to be appropriate in the aggregate. In addition, the committee has determined that the executive compensation policies and plans provide the necessary program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-and long-term.

Organization & Compensation Committee Report

The organization & compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the organization & compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

ORGANIZATION & COMPENSATION COMMITTEE

John H. Lollar
Jerry L. Dees
Tom H. Delimitros

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2010, 2009 and 2008, for our principal executive officer (PEO), and our three executive vice presidents, including our principal financial officer (PFO). We refer to these persons as “named executive officers.”

The Company has entered into employment agreements with Messrs. Flores, Wombwell, Talbert, and Bourgeois. Please read “—Employment Agreements and Change-in-Control Arrangements” for a description of the material terms of these employment agreements.

Based on the salary, bonus, and fair value of equity awards granted to named executive officers in 2010, in the aggregate, equity compensation accounted for approximately 65% of their total compensation, salary accounted for approximately 16% of their total compensation, bonus accounted for approximately 16% of their total compensation, and the remaining 3% was attributable to all other compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)		Total ($)

James C. Flores Chairman of the Board, President and Chief Executive Officer	2010 2009 2008	1,400,000 1,200,000 1,166,667	1,400,000 1,200,000 1,200,000	5,684,400 3,316,500 61,078,500	507,341 668,720 692,767	[3]	8,991,741 6,385,220 64,137,934

John F. Wombwell Executive Vice President, General Counsel and Secretary	2010 2009 2008	675,000 650,000 625,000	675,000 650,000 650,000	2,842,200 1,658,250 3,749,250	82,995 113,974 139,877	[3]	4,275,195 3,072,224 5,164,127

Winston M. Talbert Executive Vice President and Chief Financial Officer	2010 2009 2008	675,000 650,000 625,000	675,000 650,000 650,000	2,842,200 1,658,250 3,749,250	91,184 45,239 120,625	[3]	4,283,384 3,003,489 5,144,875

Doss R. Bourgeois Executive Vice President—Exploration & Production	2010 2009 2008	675,000 650,000 625,000	675,000 650,000 650,000	2,842,200 1,658,250 3,749,250	88,114 92,765 72,658	[3]	4,280,314 3,051,015 5,096,908

[1]

The amounts included in the Stock Awards column are equal to the grant date fair value of awards, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, referred to as FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 9 to the Company’s 2010 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

[2]

The amounts in this column consist of PXP’s matching contributions to its 401(k) plan and the portion of the all employee group term life insurance premiums allocable to these named executive officers. In addition, the value of certain other benefits received by the named executive officer are also included. These benefits include club dues and personal use of the Company aircraft. We have included the payment of club dues, although we believe that only a portion of this cost represents a perquisite. In addition, the executives may receive information technology services and sports tickets, which do not result in an aggregate incremental cost to the Company. The Company owns and operates airplanes to facilitate business travel of employees in as safe a manner as possible and with the best use of time. Our executive officers are permitted certain flight benefits for personal reasons in accordance with Company policy. The executive officers receive imputed income at the Standard Industry Fare Level, which is the value ascribed for such travel for federal income tax purposes, for all personal use of Company airplanes that is not reimbursed. The dollar value included in the table above represents the incremental cost to the Company for such use. The incremental cost to the Company for such use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees, the purchase cost of the aircraft and hangar fees.

[3]

Includes aircraft usage of $446,163, $44,669, $49,109 and $55,640 for Messrs. Flores, Wombwell, Talbert and Bourgeois respectively, which represents the incremental cost to PXP for the executives’ flight benefits.

Grants of Plan-Based Awards in 2010

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	Grant Date Fair Value of Stock and Option Awards ($)
James C. Flores	2/10/10	180,000	5,684,400
John F. Wombwell	2/10/10	90,000	2,842,200
Winston M. Talbert	2/10/10	90,000	2,842,200
Doss R. Bourgeois	2/10/10	90,000	2,842,200

[1]	Represents shares underlying awards of restricted stock units, all of which were granted under the Company’s 2004 Stock Incentive Plan.

Generally, all restricted stock units granted in 2010 vest over five years, with 22.5% vesting each of the first three years and 16.25% vesting each of the last two years, beginning the first anniversary of the last day of the quarter in which the grant was made. If declared, dividends would accrue on all restricted stock units but would not be payable until the restricted stock unit has vested.

Option Exercises and Stock Vested in 2010

The following table sets forth specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2010 for each named executive officer on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
James. C. Flores	—	—	350,000	[1]	$9,720,000
John F. Wombwell	—	—	108,000	[2]	$3,081,150
Winston M. Talbert	—	—	75,000		$2,205,000
Doss R. Bourgeois	—	—	75,000		$2,205,000

[1]	The receipt of 295,538 of these shares is generally deferred until 2015.
[2]	The receipt of 32,263 of these shares is deferred until 2015.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James. C. Flores	—	—	—	—	—	3,130,000	[2]	100,598,200	—	—
John F. Wombwell	—	—	—	—	—	562,000	[3]	18,062,680	—	—
Winston M. Talbert	—	—	—	—	—	265,000	[4]	8,517,100	—	—
Doss R. Bourgeois	—	—	—	—	—	290,000	[5]	9,320,600	—	—

[1]	The amounts represent the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by the number of restricted stock units that have not vested.

[2]

Of the 3,130,000 restricted stock units, 140,500 will vest on March 31, 2011, 200,000 will vest on September 30, 2011, 90,500 will vest on March 31, 2012, 200,000 will vest on September 30, 2012, 40,500 will vest on March 31, 2013, 200,000 will vest on September 30, 2013, 29,250 will vest on March 31, 2014, 200,000 will vest on September 30, 2014, 29,250 will vest on March 31, 2015, 1,000,000 will vest on September 30, 2015, 66,666 will vest on September 30, 2019, 733,333 will vest on September 30, 2020, 133,334 will vest on September 30, 2021 and 66,667 will vest on September 30, 2022.

[3]

Of the 562,000 restricted stock units, 70,250 will vest on March 31, 2011, 33,000 will vest on September 30, 2011, 45,250 will vest on March 31, 2012, 33,000 will vest on September 30, 2012, 20,250 will vest on March 31, 2013, 33,000 will vest on September 30, 2013, 14,625 will vest on March 31, 2014, 33,000 will vest on September 30, 2014, 14,625 will vest on March 31, 2015, 165,000 will vest on September 30, 2015 and 100,000 will vest only upon a change in control.

[4]

Of the 265,000 restricted stock units, 70,250 will vest on March 31, 2011, 45,250 will vest on March 31, 2012, 20,250 will vest on March 31, 2013, 14,625 will vest on March 31, 2014, 14,625 will vest on March 31, 2015, and 100,000 will vest only upon a change in control.

[5]

Of the 290,000 restricted stock units, 95,250 will vest on March 31, 2011, 45,250 will vest on March 31, 2012, 20,250 will vest on March 31, 2013, 14,625 will vest on March 31, 2014, 14,625 will vest on March 31, 2015 and 100,000 will vest only upon a change in control.

Nonqualified Deferred Compensation

The following table sets forth information with respect to vested and deferred restricted stock units for each named executive officer. There is no guaranteed return on the deferred restricted stock units. The return is based solely on the performance of the Company’s stock price. Each of these awards has been included in the appropriate tables in the year in which they were granted or expensed, as required by the rules in effect at such time.

Name	Registrant Contributions in Last FY	Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
James C. Flores	—	2,279,857	—	18,497,791
John F. Wombwell	—	180,350	—	1,036,933

[1]	The amount solely represents the increase in the value of the Company’s common stock during the year.

[2]	The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by the number of restricted stock units in the executive’s account.

Long-Term Retention and Deferred Compensation Plan

The organization & compensation committee of the board, with input from an independent compensation consulting firm, approved a long-term retention and deferred compensation plan, in order to retain, motivate and fund retirement for, the executive officers. The long-term retention and deferred compensation plan provides for the deferral of awards of equity compensation received by our executive officers for service to PXP and in lieu thereof, an equivalent number of restricted stock units will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred.

In 2005, our organization & compensation committee approved a long-term retention and deferral agreement with Messrs. Flores and Wombwell. Pursuant to this agreement, 200,000 restricted stock units and 33,000 restricted stock units will be credited annually for ten years to an account for Mr. Flores and Mr. Wombwell, respectively, with the first credit as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by the executive and are subject to various vesting schedules and events. Payment of vested restricted stock units will be deferred generally until September 30, 2015. The number of restricted stock units to be credited to each account annually will increase to 300,000 for Mr. Flores and 50,000 for Mr. Wombwell, effective upon the date that PXP common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days.

Employment Agreements and Change-in-Control Arrangements

The following is a description of the employment agreements and change-in-control arrangements with respect to each named executive officer. The tables included below reflect an assumed amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination without cause, termination due to death or disability, termination for good reason and various change-in-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

James C. Flores

Effective as of June 9, 2004, PXP entered into an employment agreement with Mr. Flores. The initial term of the agreement extends for five years through March 12, 2013 and will be automatically renewed and extended for a period of 5 years commencing on March 13, 2008 and on each successive day thereafter.

Mr. Flores is entitled to a base salary of $1.6 million and is eligible for a bonus, with a target of $1.6 million. Under his employment agreement, Mr. Flores is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees and one club initiation fee. Mr. Flores is also entitled to personal use of the Company’s aircraft in accordance with PXP’s policy for such use by senior executives.

Mr. Flores’ employment agreement provides that if his employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years after the date of termination, subject to mitigation if he becomes entitled to health benefits under another plan, and Mr. Flores will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of Mr. Flores’ equity-based awards will become immediately exercisable and payable in full.

Under his employment agreement, if benefits to which Mr. Flores becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then Mr. Flores will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

In March 2008, the organization & compensation committee approved an arrangement, whereby Mr. Flores, if employed at such times, will be granted 200,000 restricted stock units annually for five years, with the first 200,000 restricted stock units granted September 30, 2015. Each annual grant of restricted stock units is subject to continued service by Mr. Flores. The first three annual grants will each vest in full in 2020, and the fourth and fifth annual grants will each vest ratably over a three-year period from the date of grant. If Mr. Flores’ employment is terminated by PXP without cause, by Mr. Flores’ disability, or by Mr. Flores for good reason (each as defined in his employment agreement) or upon change in control (as defined in the Company’s stock plans), all credited restricted stock units will vest in full, and any credits of restricted stock awards not yet made pursuant to this arrangement will be immediately credited to Mr. Flores and will be fully vested. In the event of death, only the restricted stock units that would have otherwise been granted within the five years following the death of Mr. Flores would be granted and vested. The committee approved this arrangement to incentivize Mr. Flores and to further align his interests with stockholders beyond his current long-term arrangement that ends in 2015.

Under Mr. Flores’ long-term retention and deferral agreement approved in August 2005 and further described above under “—Long-Term Retention and Deferred Compensation Plan”, (i) if Mr. Flores’ employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason (each as defined in his employment agreement) or (ii) upon a change of control (as defined in the Company’s stock plans), all credited restricted stock units will vest in full, and any credits of restricted stock units not yet made pursuant to the retention agreement will be immediately credited to Mr. Flores and will be fully vested.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Flores if his employment had been terminated on December 31, 2010, by

•	the Company without cause,

•	Mr. Flores’ death or disability, or

•	Mr. Flores for good reason.

Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up for Health Insurance Benefits ($)	Equity Awards[3] ($)		Total ($)
			Death	Other Triggers	Death	Other Triggers
8,400,000	76,378	33,756	87,742,200	113,454,200	96,252,334	121,964,334

[1]	In 2010, Mr. Flores was entitled to a base salary of $1,400,000 with a target bonus of 100% of his salary.

[2]

This amount represents 12 months of health insurance benefits at the current 2011 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 11.5% for the health benefits, (ii) 6.0% for the dental benefits and (iii) 3.5% for the vision benefits, for each of 2012 and 2013, based on historical increases for the health benefit plan currently elected by the executive.

[3]

The amount includes (i) $42,746,200, which represents the closing price of a share of PXP common stock o December 31, 2010, or $32.14, multiplied by 1,330,000 restricted stock units that would be vested automatically and (ii) either (A) $44,996,000, in the case of Mr. Flores death, which represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 1,400,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Flores’ long-term retention and deferral arrangements, or (B) $70,708,000, in the case of all other triggers, which represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 2,200,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Flores’ long-term retention and deferral arrangements. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables, as required by the rules in effect at the time of grant.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the table above would be placed into a rabbi trust for Mr. Flores and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of Mr. Flores on a monthly basis.

In connection with a Change of Control (as defined below), Mr. Flores will be entitled to the cash benefits, health insurance benefits and the gross-up set forth in the table above if:

•

PXP fails to obtain from the successor company a satisfactory agreement to assume and perform Mr. Flores’ employment agreement and Mr. Flores resigns within a one-year period immediately following the Change of Control, or

•	if Mr. Flores terminates his employment with the Company or any successor who has assumed his employment agreement.

In addition, if there is a simultaneous Change of Control and termination of employment of Mr. Flores, he would be entitled to the equity awards set forth in the table above under “Equity Awards – Other Triggers” as well as a payment in an estimated amount of $29,969,738 for excise taxes and the related excise tax gross-up. If there is a Change of Control of the Company and the successor company agrees to assume and perform Mr. Flores’ employment agreement and Mr. Flores does not terminate his employment with such successor, then Mr. Flores would not be entitled to the cash benefits, health insurance benefits or health insurance related gross-up set forth in the table above. However, 3,130,000 restricted stock units would automatically vest and

Mr. Flores would receive a payment in the estimated amount of $18,687,698 for excise taxes and the related excise tax gross-up. Based on the closing price of a share of PXP common stock on December 31, 2010, or $32.14, the 3,130,000 restricted stock units are worth $100,598,200.

If Mr. Flores is terminated for cause, the Company will have no obligations to Mr. Flores other than reimbursement of expenses incurred prior to such termination. If Mr. Flores resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date. In either case, no further credits would be made to Mr. Flores under his long-term retention and deferral agreement and any unvested restricted stock units would automatically be forfeited.

For two years following the termination of employment, Mr. Flores agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, Mr. Flores has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that Mr. Flores is terminated without cause or if he resigns for good reason, then Mr. Flores will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

Doss R. Bourgeois, Winston M. Talbert and John F. Wombwell

PXP entered into an employment agreement with Mr. Wombwell on June 9, 2004. On November 8, 2006, PXP entered into employment agreements with Messrs. Talbert and Bourgeois. Each of Messrs. Bourgeois, Talbert and Wombwell are referred to as an “executive” for purposes of this discussion.

The agreement with Mr. Wombwell has an initial term of five years and the agreements with Messrs. Talbert and Bourgeois each have an initial term of three years, although any of the agreements may be terminated earlier under certain circumstances. The term of the agreement with Mr. Wombwell and Messrs. Talbert and Bourgeois will be automatically renewed and extended for a period of 24 months commencing on the third anniversary and the annual anniversary, respectively, of the effective date and on each successive day thereafter.

Messrs. Bourgeois, Talbert and Wombwell are each entitled to a base salary of $750,000 and are eligible for a bonus, with a target of $750,000. Under each executive’s employment agreement, the executive is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees. In addition, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then the executive will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Pursuant to the provisions of the employment agreements, if the executive’s employment is terminated by PXP without cause or because of disability, PXP will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to one year after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executive’s equity-based awards (with certain limited exceptions) will become immediately exercisable and payable in full.

The following table sets forth the estimated payments and benefits that would be provided to each executive if such officer’s employment had been terminated on December 31, 2010, by the Company without cause or due to disability.

Name	Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up for Health Insurance Benefits ($)	Equity Awards ($)		Total ($)
John F. Wombwell	1,350,000	22,835	10,092	10,606,200	[3]	11,989,127
Winston M. Talbert	1,350,000	22,835	10,092	5,303,100	[4]	6,686,027
Doss R. Bourgeois	1,350,000	22,835	10,092	6,106,600	[5]	7,489,527

[1]	In 2010, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $675,000 with a target bonus of 100% of such salary.

[2]	The amount represents 12 months of health insurance benefits at the current 2011 rate.

[3]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 330,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

[4]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 165,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables, as required by the rules in effect at the time of grant.

[5]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 190,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

If an executive’s employment is terminated due to death, then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and any outstanding equity grants, and for salary accrued but unpaid through the date of death or resignation and reimbursement of expense incurred prior to such date. However, the executives would be entitled to the equity awards set forth under the Equity Awards column in the table above.

In the event (a)(i) James C. Flores ceases to be Chief Executive Officer of PXP, or (ii) the executive is no longer reporting directly to Mr. Flores, and (b) either (i) the executive resigns within six (6) months of (a)(i) or (ii) above, (ii) his employment is terminated for any reason other than cause or disability, or (iii) the executive resigns for good reason, then instead of the compensation described above, PXP will pay him a lump sum amount equal to two times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executives’ equity-based awards (with the exception of the restricted stock units granted on November 8, 2006) will become immediately exercisable and payable in full. Notwithstanding the foregoing, in the event that Mr. Flores ceases to be Chief Executive Officer due to his death or disability, the executive will be entitled to the compensation and benefits described in this paragraph only if he is terminated for any reason other than cause or disability or he resigns for good reason. The following table sets forth the estimated payments and benefits that would be provided to each executive assuming one of the triggering events described in this paragraph occurred on December 31, 2010.

Name	Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up for Health Insurance Benefits ($)	Equity Awards ($)		Total ($)
John F. Wombwell	2,700,000	48,199	21,302	10,606,200	[3]	13,375,701
Winston M. Talbert	2,700,000	48,199	21,302	5,303,100	[4]	8,072,601
Doss R. Bourgeois	2,700,000	48,199	21,302	6,106,600	[5]	8,876,101

[1]	In 2010, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $675,000 with a target bonus of 100% of such salary.

[2]

The amount represents 12 months of health insurance benefits at the current 2011 rate, plus the estimated cost of the remaining 12 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 11.5% for the health benefits, (ii) 6.0% for the dental benefits, and (iii) 3.5% for the vision benefits, for 2012, based on historical increases for the health benefit plan currently elected by each executive.

[3]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 330,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

[4]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 165,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

[5]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 190,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

Except as set forth in the following paragraph, if within a one-year period following a Change of Control (as defined below), the executive resigns or is terminated for any reason, then instead of the compensation described in the above tables, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to three years after termination, subject to mitigation if he becomes entitled to health benefits under another plan. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full. The following table sets forth the estimated payments and benefits that would be provided to each executive vice president assuming one of the triggering events described in this paragraph occurred on December 31, 2010.

Name	Cash Benefits[1] ($)	Health Insurance Benefits[2] ($)	Gross-Up ($)	Excise Tax Payment and Related Gross-Up ($)	Equity Awards[3] ($)		Total ($)
John F. Wombwell	4,050,000	76,378	33,756	—	20,248,200	[4]	24,408,334
Winston M. Talbert	4,050,000	76,378	33,756	2,678,752	8,517,100	[5]	15,355,986
Doss R. Bourgeois	4,050,000	76,378	33,756	2,620,965	9,320,600	[6]	16,101,699

[1]	In 2010, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $675,000 with a target bonus of 100% of such salary.

[2]

The amount represents 12 months of health insurance benefits at the current 2011 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 11.5% for the health benefits, (ii) 6.0% for the dental benefits and (iii) 3.5% for the vision benefits, for each of 2012 and 2013, based on historical increases for the health benefit plan currently elected by each executive.

[3]	In the event of a Change of Control without a triggering event, then each of Messrs. Bourgeois, Talbert and Wombwell would receive only the shares underlying their equity awards.

[4]

The amount assumes a simultaneous Change of Control and termination of employment and represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14 multiplied by 630,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant. In the event of a Change of Control without a simultaneous termination of employment, Mr. Wombwell would be entitled to 562,000 restricted stock units. Based on the closing price of a share of PXP common stock on December 31, 2010, or $32.14, the restricted stock units are worth $18,062,680.

[5]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 265,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

[6]

The amount represents the closing price of a share of PXP common stock on December 31, 2010, or $32.14, multiplied by 290,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables as required by the rules in effect at the time of grant.

If following a Change of Control, (A) the surviving entity requests the executive to remain employed; (B) Mr. Flores is either the President, Chief Executive Officer, or Chairman of the Board; (C) the executive is reporting directly to Mr. Flores, and (D) the surviving entity places all amounts which would otherwise become payable as described in the preceding paragraphs in escrow with a party and terms reasonably acceptable to the executive, then the executive may not resign and receive the compensation described in the preceding paragraph until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, Mr. Flores ceases to be either President, Chief Executive Officer or Chairman of the Board due to his death or disability prior to the expiration of the six (6) months from the date of the Change in Control, and the executive resigns for good reason, he will be entitled to the compensation and benefits described in the preceding paragraph.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the tables above would be placed into a rabbi trust for the executive and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of the executive on a monthly basis.

If an executive is terminated for cause, the Company will have no obligations to such executive other than reimbursement of expenses incurred prior to such termination. If an executive resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date.

For two years following the termination of employment, each executive agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, each executive has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that the executive is terminated without cause or if he resigns for good reason, then the executive will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

For purposes of the employment agreements for each of Messrs. Flores, Bourgeois, Talbert and Wombwell, the definition of a “Change of Control” includes:

•

the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of PXP or the ability to elect 50% or more of PXP’s directors, except in several instances;

•	individuals who currently constitute the board of directors cease for any reason to constitute at least a majority of the board, with several exceptions;

•	the consummation of a merger, consolidation or reorganization, unless, in each case, immediately following the event,

•

the stockholders of PXP immediately before the event own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of PXP in substantially the same proportion as their ownership of PXP’s voting stock immediately prior to the event, and

•

at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the agreement providing for the transaction, and

•

no person (other than (i) PXP or any employee benefit plan (or related trust) sponsored or maintained by PXP or the surviving entity, or (ii) any person who, immediately prior to the event, beneficially owned 50% or more of the then outstanding voting stock of PXP) beneficially owns 50% or more of the combined voting power of the surviving entity’s then outstanding voting securities; or

•	a complete liquidation or dissolution of the Company; or

•	a sale or other disposition of all or substantially all of PXP’s assets.

“Cause” means:

•	the failure of employee to perform reasonably assigned duties;

•	the engaging by employee in conduct that is demonstrably and materially injurious to the Company;

•	employee’s having been convicted of, or entered a plea of nolo contendere to burglary, larceny, murder or arson or a crime involving deceit, fraud, perjury or embezzlement; or

•	the failure to notify the Company of any actual or apparent conflicts of interest relating to employee’s management of personal investments in accordance with his employment agreement.

“Good reason” means (i) the material breach of any of the Company’s obligations under the employee’s employment agreement without the employee’s written consent or (ii) the occurrence of any of the following circumstances (and other than with respect to the fourth bullet below with respect to Mr. Flores) without the employee’s written consent:

•

the change of employee’s title or the assignment to employee of any duties that materially adversely alter the nature or status of employee’s office, title, responsibilities, including reporting responsibilities, from those in effect immediately prior to such assignment;

•

the failure by the Company to continue in effect any compensation plan in which employee participates that is material to employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to employee, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

•

the taking of any action by the Company which would directly or indirectly materially reduce or deprive employee of any material pension, welfare or fringe benefit then enjoyed by employee, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis; or

•

the relocation of the Company’s principal executive offices outside the greater Houston, Texas metropolitan area, or Company’s requiring employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with employee’s obligations under his employment agreement.

In addition, with respect to Mr. Flores, the occurrence of any of the following circumstances shall also constitute “good reason”:

•

the failure to nominate employee as a director of the Company or to use best efforts to cause employee to be elected or appointed, or re-elected or re-appointed, as a director of the Company or to use reasonable best efforts to appoint employee a member of a committee in accordance with, and to the extent provided, in employee’s employment agreement; or

•	the employee’s termination of his employment with the Company or any successor who has assumed his employment agreement following a Change in Control of the Company.

PXP’s Equity Compensation Plans

Pursuant to our 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2010 Incentive Award Plan, all equity awards granted under those plans will become immediately and fully exercisable upon a Change in Control (as defined in those plans), the grantee’s death or disability, termination of employment by the Company without Cause (so long as the grantee’s employment agreement provides for termination without Cause), or termination of employment by the grantee for good reason (so long as the grantee’s employment agreement provides for termination for good reason) unless the organization & compensation committee determines otherwise at the time of the grant.

Stock Plan Benefits Table

The following table presents information about the options, warrants and rights and other equity compensation under our equity plans as of December 31, 2010. The table does not include information about the tax qualified plans such as our 401(k) plan:

Plan category[1]	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plans approved by stockholders[2]	5,084,350	[3]	$8.2066	[4]	5,440,399	[5]

[1]	PXP does not have any options, warrants or rights outstanding or available for issuance under any non-stockholder approved equity compensation plans.

[2]

Consists of our 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2010 Incentive Award Plan. Also consists of the Nuevo Energy Company 1993 Stock Incentive Plan, Nuevo Energy Company 1999 Stock Incentive Plan and the Nuevo Energy Company 2001 Stock Incentive Plan (the “Nuevo Plans”), each of which PXP assumed the obligations under in connection with the Nuevo merger in May 2004, which was approved by PXP stockholders.

[3]

Includes 13,234 shares which may be issued upon exercise of options outstanding under the Nuevo Plans. The remaining 5,071,116 shares are subject to outstanding restricted stock units. Of those 5,071,116 restricted stock units, 727,801 are vested but deferred.

[4]	Consists solely of options outstanding under the Nuevo Plans.

[5]	Consists solely of shares available for issuance under our 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2010 Incentive Award Plan.

DIRECTOR COMPENSATION

The following table shows information for each of the Company’s directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)		Option Awards[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[4] ($)	Total ($)
Isaac Arnold, Jr.	56,000	247,700	[5]	—	—	41,991	345,691
Alan R. Buckwalter, III	59,000	247,700		—	—	68,403	375,103
Jerry L. Dees	64,000	247,700	[5]	—	—	22,580	334,280
Tom H. Delimitros	72,000	247,700		—	—	67,330	387,030
Thomas A. Fry, III	55,500	247,700		—	—	428	303,628
Robert L. Gerry III[6]	56,000	247,700		—	—	27,428	331,128
Charles G. Groat	59,000	247,700	[5]	—	—	1,829	308,529
John H. Lollar	66,500	247,700	[5]	—	—	13,314	327,514

[1]	Of the fees earned, Messrs. Dees and Lollar each elected to receive $14,998 and $4,987, respectively, in shares of PXP common stock.

[2]

Each year on the day after the date of PXP’s annual stockholders’ meeting, PXP will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of PXP stockholders. A director may elect to defer the receipt of all or a portion of his annual grant of restricted shares. In such case, in lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon separation from the PXP board of directors. The amounts included in the Stock Awards column are equal to the grant date fair value of awards granted in 2010, in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 9 to the Company’s 2010 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2010. The grant date value reflects the closing price of a share of PXP common stock on the effective date of the annual grant (May 7, 2010), or $24.77, multiplied by 10,000 shares of restricted stock or restricted stock units, as the case may be, which will vest on May 5, 2011. As of December 31, 2010, Messrs. Buckwalter, Delimitros and Fry each owned 10,000 shares of restricted stock, Messrs. Arnold and Groat each owned 10,000 restricted stock units, Messrs. Dees and Delimitros each owned 40,000 restricted stock units and Mr. Lollar owned 60,000 restricted stock units.

[3]	There were no option awards granted to directors in fiscal 2010. As of December 31, 2010, Mr. Gerry owned 12,352 options.

[4]

The dollar value included in the table above represents the incremental cost to the Company for personal airplane use, together with health insurance premiums paid by the Company. The incremental cost to the Company for airplane use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees and hangar fees. Amounts in All Other Compensation for 2010 include aircraft usage of $26,644, $66,872, $21,681, $51,983, $-0-, $27,428, $1,829, and $-0- for Messrs. Arnold, Buckwalter, Dees, Delimitros, Fry, Gerry, Groat and Lollar, respectively, which represents the incremental cost to PXP for the director’s personal use of PXP’s aircraft.

[5]	The director has elected to defer receipt of the award until his separation from service as a member of the Board.

[6]	Effective December 21, 2010, Mr. Gerry resigned from PXP’s board.

PXP believes that its directors’ compensation should be weighted towards equity in order to directly align the directors’ interests with those of its stockholders. Accordingly, each year on the day after the date of PXP’s annual stockholders’ meeting, PXP will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of PXP stockholders. A director may elect to defer the receipt of all or a portion of these restricted shares. In such case, in lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon separation from the PXP board of directors. PXP has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of director compensation.

PXP also pays each non-employee director an annual retainer of $35,000. A director that serves as chairman of the audit committee receives an additional annual retainer of $10,000, and each other non-employee committee chairman receives an additional annual retainer of $5,000. Non-employee directors also receive an attendance fee of $3,000 for each board meeting attended (not including telephonic meetings), an attendance fee of $1,000 for each committee meeting attended and an attendance fee of $500 for each telephonic board or committee meeting attended. PXP also reimburses all directors for reasonable expenses they incur while attending board and committee meetings.

Each non-employee director is allowed to make personal use of PXP’s aircraft for a maximum of 30 flight hours per year.

Any non-employee director may elect to receive shares of PXP common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for regular board and committee meetings. The number of shares is determined by dividing the fee amount by the closing price per share of PXP common stock on the last trading day before the Company becomes obligated to pay the fee.

Mr. Flores does not receive separate compensation for service on PXP’s board of directors.

PXP PLAINS EXPLORATION & PRODUCTION COMPANY 700 MILAM STREET SUITE 3100 HOUSTON, TX 77002

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plains Exploration & Production Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31564-P09979                      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAINS EXPLORATION & PRODUCTION COMPANY
The Company’s Board of Directors recommends a vote “FOR” proposals 1, 2 and 3 and “3 years” for proposal 4.

1.	Election of Directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.

	Nominees:	For	Against	Abstain			For	Against	Abstain
	1a. James C. Flores	☐	☐	☐	1e. Tom H. Delimitros		☐	☐	☐
	1b. Isaac Arnold, Jr.	☐	☐	☐	1f. Thomas A. Fry, III		☐	☐	☐
	1c. Alan R. Buckwalter, III	☐	☐	☐	1g. Charles G. Groat		☐	☐	☐
	1d. Jerry L. Dees	☐	☐	☐	1h. John H. Lollar		☐	☐	☐
							For	Against	Abstain
2.	Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011.						☐	☐	☐
3.	Non-binding advisory vote on executive compensation (“say-on-pay”).						☐	☐	☐
						3 Years	2 Years	1 Year	Abstain
4.	Non-binding advisory vote on the frequency of say-on-pay votes.					☐	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign this proxy as your name(s) appear(s) above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31565-P09979

PLAINS EXPLORATION & PRODUCTION COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 5, 2011

THIS PROXY IS SOLICITED ON BEHALF OF
THE PLAINS EXPLORATION & PRODUCTION COMPANY BOARD OF DIRECTORS

The undersigned appoints James C. Flores and John F. Wombwell, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the shares of common stock of Plains Exploration & Production Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on Thursday, May 5, 2011 in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, including an adjournment for the purpose of soliciting additional proxies.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL. PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE ON EACH PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side